EXHIBIT 2

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM FINANCIAL INFORMATION
(UNAUDITED)
JUNE 30, 2014

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM FINANCIAL INFORMATION
(UNAUDITED)
JUNE 30, 2014

TABLE OF CONTENTS

Page
UNAUDITED FINANCIAL STATEMENTS AS OF JUNE 30, 2014 - IN U.S. DOLLARS:
Condensed interim statements of comprehensive loss	2
Condensed interim statements of financial position	3
Condensed interim statements of changes in equity	4
Condensed interim statements of cash flows	5
Notes to the condensed interim financial statements	6-12

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three months ended June 30		Six months ended June 30
	2014	2013	2014	2013
	U.S. dollars in thousands

REVENUES:
Licensing revenue	-	-	7,000	-
Other revenue	4	4	9	8
TOTAL REVENUES	4	4	7,009	8
COST OF REVENUE	-	-	(1,050)	-
RESEARCH AND DEVELOPMENT EXPENSES, net	(3,157)	(1,982)	(4,893)	(3,328)
GENERAL AND ADMINISTRATIVE EXPENSES	(961)	(548)	(1,988)	(1,223)
OTHER INCOME	-	-	100	-
OPERATING LOSS	(4,114)	(2,526)	(822)	(4,543)
FINANCIAL INCOME	133	17	222	60
FINANCIAL EXPENSES	(543)	(3)	(547)	(6)
FINANCIAL INCOME (EXPENSES), net	(410)	14	(325)	54
COMPREHENSIVE LOSS	(4,524)	(2,512)	(1,147)	(4,489)

LOSS PER ORDINARY SHARE, basic and diluted (U.S. dollars)	0.05	0.04	0.01	0.07
WEIGHTED AVERAGE OF ORDINARY SHARES (in thousands)	87,559	61,842	85,354	61,376

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION
(Unaudited)

	June 30, 2014	December 31, 2013
	U.S. dollars in thousands

CURRENT ASSETS
Cash and cash equivalents	17,145	11,851
Bank deposits	7,027	19
Financial assets at fair value through profit or loss	-	243
Prepaid expenses and receivables	2,369	488
	26,541	12,601
NON-CURRENT ASSETS
Bank deposits	10,081	81
Fixed assets	120	103
Intangible assets	2,505	1,555
	12,706	1,739
TOTAL ASSETS	39,247	14,340

CURRENT LIABILITIES
Accounts payable and accrued expenses	2,709	2,415

NON-CURRENT LIABILITIES
Derivative financial instruments, see note 5	2,859	-
TOTAL LIABILITIES	5,568	2,415

EQUITY
Ordinary shares	240	174
Additional paid-in capital	65,447	43,144
Warrants	1,528	1,867
Accumulated deficit	(33,536)	(33,260)
TOTAL EQUITY	33,679	11,925
TOTAL LIABILITIES AND EQUITY	39,247	14,340

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM STATEMENTS OF CHANGES IN EQUITY
(Unaudited)

	Ordinary shares	Ordinary shares to be issued	Additional paid-in capital	Warrants	Accumulated deficit	Total equity
	U.S. dollars in thousands
BALANCE AT APRIL 1, 2014	239	-	64,858	1,591	(29,638)	37,050

CHANGES IN THE THREE MONTHS PERIOD ENDED JUNE 30, 2014:
Share-based compensation to employees and service providers	-	-	-	-	626	626
Exercise of warrants and options into ordinary shares, net	1	-	589	(63)	-	527
Comprehensive loss	-	-	-	-	(4,524)	(4,524)
BALANCE AT JUNE 30, 2014	240	-	65,447	1,528	(33,536)	33,679

BALANCE AT APRIL 1, 2013	167	-	39,598	3,255	(25,657)	17,363

CHANGES IN THE THREE MONTHS PERIOD ENDED JUNE 30, 2014:
Exercise of warrants into ordinary shares	*	-	81	(23)	-	58
Share-based compensation to employees and service providers	-	-	-	-	347	347
Comprehensive loss	-	-	-	-	(2,512)	(2,512)
BALANCE AT JUNE 30, 2013	167	-	39,679	3,232	(27,822)	15,256

*        Represents amount less than $1 thousand.
The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM STATEMENTS OF CHANGES IN EQUITY (continued)
(Unaudited)

	Ordinary shares	Ordinary shares to be issued	Additional paid-in capital	Warrants	Accumulated deficit	Total equity
	U.S. dollars in thousands

BALANCE AT JANUARY 1, 2014	174	-	43,144	1,867	(33,260)	11,925
CHANGES IN THE SIX-MONTH PERIOD ENDED JUNE 30, 2014:
Share-based compensation to employees and service providers	-	-	-	-	871	871
Exercise of options and warrants into ordinary shares, net	11	-	5,682	(702)	-	4,991
Issuance of ordinary shares and warrants	55	-	15,927	1,057	-	17,039
Warrants expiration	-	-	694	(694)	-	-
Comprehensive loss	-	-	-	-	(1,147)	(1,147)
BALANCE AT JUNE 30, 2014	240	-	65,447	1,528	(33,536)	33,679
BALANCE AT JANUARY 1, 2013	143	8,020	31,469	3,273	(23,887)	19,018
CHANGES IN THE SIX-MONTH PERIOD ENDED JUNE 30, 2013:
Share-based compensation to employees and service providers	-	-	-	-	554	554
Issuance of ordinary shares and warrants	17	(5,661)	5,735	9	-	100
Settlement of the royalty obligations	7	(2,359)	2,352	-	-	-
Exercise of warrants and options into ordinary shares	*	-	123	(50)	-	73
Comprehensive loss	-	-	-	-	(4,489)	(4,489)
BALANCE AT JUNE 30, 2013	167	-	39,679	3,232	(27,822)	15,256

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended June 30		Six months ended June 30
	2014	2013	2014	2013
	U.S. dollars in thousands
OPERATING ACTIVITIES:
Comprehensive loss	(4,524)	(2,512)	(1,147)	(4,489)
Adjustments in respect of income and expenses not involving cash flow:
Share-based compensation to employees and service providers	626	347	871	554
Depreciation and amortization	6	5	63	11
Fair value loss on derivative financial instruments	550	-	534	-
Fair value (gains) loss on financial assets at fair value through profit or loss	(1)	(14)	-	(44)
Revaluation of bank deposits	(10)	5	(8)	2
Exchange differences relating to cash and cash equivalents	(130)	3	(214)	(5)
	1,041	346	1,246	518
Changes in assets and liability items:
Increase in prepaid expenses and receivables	(1,165)	(182)	(1,881)	(388)
Increase (decrease) in accounts payable and accrued expenses	484	230	(706)	483
	(681)	48	(2,587)	95
Net cash provided by (used in) operating activities	(4,164)	(2,118)	(2,488)	(3,876)
INVESTING ACTIVITIES:
Purchase of fixed assets	(5)	(7)	(30)	(9)
Change in investment in current bank deposits	(7,000)	(280)	(7,000)	193
Purchase of non-current bank deposits	(10,000)	-	(10,000)	-
Proceeds from sale of financial assets at fair value through profit or loss	243	797	243	876
Net cash provided by investing activities	(16,762)	510	(16,787)	1,060
FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares and derivative financial instruments, net	-	-	19,364	100
Exercise of warrants and options into ordinary shares	527	58	4,991	73
Net cash provided by financing activities	527	58	24,355	173
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(20,399)	(1,550)	5,080	(2,643)
EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	130	(3)	214	5
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	37,414	15,729	11,851	16,814
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	17,145	14,176	17,145	14,176
Supplementary information on interest received in cash	9	13	15	15
Supplementary information on investing activities not involving cash flows:
Purchase of intangible assets	1,000	200	1,000	200

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - GENERAL:

a.	General

RedHill Biopharma Ltd. (the "Company") was incorporated in Israel on August 3, 2009 and is active in the pharmaceutical industry. The Company is focused primarily on the development and acquisition of patent-protected therapeutic candidates (the "Drugs") in advanced stages of development, mainly new formulations and combinations of existing drugs. Additionally, the Company's strategy is to commercialize these Drugs, possibly through cooperation with other pharmaceutical and biotechnology companies, and to acquire rights to additional drugs.

The Company's primary therapeutic focus is on inflammatory and gastrointestinal (GI) diseases, including cancers and related conditions.

In February 2011, the Company listed its securities on the Tel-Aviv Stock Exchange (“TASE”) and they have been traded on the TASE since then. Since December 2012, the Company's American Depositary Shares (“ADSs”) have been listed on the NASDAQ Capital Market (“NASDAQ”).

The Company's registered address is at 21 Ha'arba'a St, Tel-Aviv, Israel.

The Company is still engaged in the research and development of most of its therapeutic candidates and to date has out-licensed only one of its therapeutic candidates. Accordingly, there is no assurance that the Company’s business will generate positive cash flow. Through June 30, 2014, the Company has an accumulated deficit and its activities have been funded through public and private offerings of the Company's securities.

The Company plans to further fund its future operations through commercialization of its therapeutic candidates, out-licensing certain programs and raising additional capital. The Company's current cash resources are not sufficient to complete the research and development of all of the Company's therapeutic candidates. Management expects that the Company will incur more losses as it continues to focus its resources on advancing its therapeutic candidates based on a prioritized plan that will result in negative cash flows from operating activities. The Company believes its existing capital resources should be sufficient to fund its current and planned operations for at least the next 12 months.

If the Company is unable to commercialize or further out-license its remaining therapeutic candidates or obtain future financing, the Company may be forced to delay, reduce the scope of, or eliminate one or more of its research, development programs or commercialization related to the therapeutic candidates, any of which may have a material adverse effect on the Company's business, financial condition and results of operations.

b.	Approval of the condensed interim financial statements

These condensed interim financial statements were approved by the Board of Directors on July 23, 2014.

REDHILL BIOPHARMA LTD.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)
(Unaudited)

NOTE 2 - BASIS OF PREPARATION OF THE CONDENSED INTERIM FINANCIAL STATEMENTS:

a.
 The Company's condensed interim financial statements for the six and three months ended June 30, 2014 (the "Condensed Interim Financial Statements") have been prepared in accordance with International Accounting Standard IAS 34, “Interim Financial Reporting”. These Condensed Interim Financial Statements, which are unaudited, do not include all disclosures necessary for a complete statement of financial position, results of operations, and cash flow in conformity with generally accepted accounting principles. The Condensed Interim Financial Statements should be read in conjunction with the annual financial statements as of December 31, 2013 and for the year then ended and their accompanying notes, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”). The results of operations for the six and three months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

The accounting policies and calculation methods applied in the preparation of the Condensed Interim Financial Statements are consistent with those applied in the preparation of the annual financial statements as of December 31, 2013.

b.	New IFRSs not yet in effect, and which the Company did not elect to adopt early, were listed in the 2013 annual financial statements.

NOTE 3 - AGREEMENT WITH SALIX PHARMACEUITICALS:

On February 27, 2014, the Company entered into an exclusive agreement by which Salix Pharmaceuticals, Inc. ("Salix") licensed the worldwide exclusive rights to one of the Company's pharmaceutical candidates, an encapsulated formulation for bowel preparation, and rights to other purgative developments. Under the license agreement, Salix paid an upfront payment of $7 million with subsequent milestone payments up to a total of $5 million. Salix has also agreed to pay the Company tiered royalties on net sales, ranging from low single-digit up to low double-digits. As there were no further obligations of the Company under the agreement with Salix to develop any product based on the license and related intellectual property granted to Salix, the upfront payment of $7 million was recognized as revenue in the statement of comprehensive loss.

NOTE 4 - AGREEMENTS COVERING INTELLECTUAL PROPERTY OF DRUGS:

a.
On March 7, 2014, the Company entered into a licensing agreement with Temple University to secure certain patent rights related to RHB-102 for the treatment of chemotherapy and radiotherapy-induced nausea and vomiting. Those patents had previously been licensed to the Company by SCOLR Pharma Inc. ("SCOLR") which has since announced that it has ceased business operations. The Company therefore terminated the agreement with SCOLR and licensed the patents directly from Temple University, the original owner of the patents. Under the agreement, the Company agreed to pay Temple University certain future payments.

REDHILL BIOPHARMA LTD.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)
(Unaudited)

NOTE 4 - AGREEMENTS COVERING INTELLECTUAL PROPERTY OF DRUGS (continued):

b.
Following the agreement with Salix, and under the purchase agreement from August 11, 2010, between the Company and an Australian company from which it purchased the worldwide exclusive rights to an encapsulated formulation for bowel preparation and rights to other purgative developments sold to Salix, the Company paid to the Australian company $1 million. The amount paid was recognized as cost of revenue in the statement of comprehensive loss.

c.
On June 30, 2014, the Company entered into an agreement with Wilex AG ("Wilex"), a German publically-traded company, that grants the Company with the exclusive worldwide (excluding China, Hong Kong, Taiwan and Macao) development and commercialization rights for all indications to an oncology drug candidate. Under the terms of the agreement, the Company agreed to pay Wilex an upfront payment in the amount of $1 million. Under the terms of the agreement, the Company has also agreed to pay Wilex potential tiered royalties on net revenues, ranging from mid-teens up to 30%. Such potential royalties are due until the later of (i) the expiration of the last to expire licensed patent that covers the product in the relevant country; and (ii) the expiration of regulatory exclusivity in the relevant country. The amount of $1 million was paid in July 2014.

NOTE 5 - EQUITY:

a.	In January 2014, the Company raised an aggregate gross amount of $8.5 million from two new investors in the form of private placements of ADSs and warrants.

The Company issued a total of 894,740 ADSs and warrants to purchase 357,896 ADSs at a purchase price of $9.5 per unit of one ADS and 0.4 warrants (the “Unit”). The warrants have a three-year term and may be exercised either for cash or on a cashless basis at an exercise price of $11 per ADS. In addition, if the Company issues new securities at a price per unit which is less than $9.5 (such lower price, the "Subsequent Offering Price"), the Company will issue to the investors a number of additional ADSs as necessary to reduce the effective price per Unit to equal the Subsequent Offering Price (“Price Protection Right”) . If ordinary shares and/or ADSs are offered with any other rights, the Subsequent Offering Price will be calculated for each unit in such offering, consisting of one ordinary share (or ADS) plus the number of other rights per share in such offering. The Price Protection Right applies until the Company raises a certain threshold of capital. The threshold is $28 million in the agreement with the first investor and $25.5 million in the agreement with the second investor, who signed one day later.

The warrants were classified as a non-current derivative financial liability due to a net settlement provision. In addition, the Price Protection Right also represents a non-current derivative financial liability. These derivative financial liabilities are recognized and subsequently measured at fair value through profit or loss. The residual amounts of the proceeds were attributed to the ADSs, which were classified as equity.

The fair value of the warrants and the Price Protection Right upon issuance was $2.05 million and $279,000, respectively.

REDHILL BIOPHARMA LTD.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)
(Unaudited)

NOTE 5 - EQUITY (continued):

The fair value of the warrants is computed using the Black and Scholes option pricing model.

The fair value of the Price Protection Right is computed using a common valuation model, which takes into account specific scenarios.

The  values of the warrants and Price Protection Right are based on the price of an ordinary share and based, as of June 30, 2014, on the following key parameters: risk-free interest rate of 0.1% - 0.7% and an average standard deviation of 40.2% - 42.0%.

b.
In January 2014, the Company raised an aggregate gross amount of $11.7 million from Israeli investors in the form of a private placement. The Company issued a total of 10,458,740 ordinary shares and warrants to purchase an additional 4,183,496 ordinary shares, which have a three-year term and are exercisable at an exercise price of $1.4 per ordinary share. The net proceeds were allocated to the issued shares and warrants, based on the fair value of each of these instruments that were recognized as equity.

c.
During the six-month period ended June 30, 2014, the Company received a notice of exercise with respect to non-tradable warrants that had been granted to investors who participated in the November 2012 Private Placement. Accordingly, the Company issued 682,200 ordinary shares for $964,000, net of issuance costs.

d.
From January 2014 through February 2, 2014, the Company received notifications on the exercise of the warrants (Series 1) that were issued as part of the Company’s initial public offering on the TASE, at an exercise price per ordinary share of $1.25. Accordingly the Company issued 3,246,082 ordinary shares for $4 million, net of related costs. In February 2014, the remaining 3,905,068 unexercised warrants (Series 1) expired along with any right or claim whatsoever of the holders.

e.	In March 2014, the Company received a notice of exercise with respect to options that had been issued to an employee in August 2011. Accordingly, the Company issued 60,000 ordinary shares for $41,000.

NOTE 6 - SHARE-BASED PAYMENTS:

a.
On March 19, 2014, the Board of Directors of the Company granted 1,830,016 options to employees and consultants of the Company under the Company’s stock options plan.  The fair value of the options grant on the date of grant was $1.26 million.

Each option is exercisable into one ordinary share at an exercise price of $1.48 per share. The options will vest as follows: for employees and consultants of the Company who had provided services exceeding one year to the Company as of the grant date, the options will vest in 16 equal quarterly installments over a four-year period. For employees and consultants of the Company who had not provided services to the Company exceeding one year as of the grant date, the options will vest as follows: 1/4 of the options will vest one year following the grant date and the rest over the following three years in 12 equal quarterly installments.

REDHILL BIOPHARMA LTD.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)
(Unaudited)

NOTE 6 - SHARE-BASED PAYMENTS (continued):

The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ordinary share: $1.44, expected volatility: 52.3%, risk-free interest rate: 2.31% and expected useful life to exercise: 7 years.

The options will be exercisable, either in full or in part, from the vesting date until the end of 7 years from the date of grant.

b.
On April 30, 2014, a general meeting of the Company’s shareholders resolved, subsequent to the approval of the Company’s Board of Directors on March 19, 2014, to allocate an aggregate of 1,760,000 options under the Company’s stock options plan to the Company's directors, including the Company's Chief Executive Officer, Mr. Dror Ben-Asher and the Company’s Deputy Chief Executive Officer, Finance and Operations, Mr. Ori Shilo. The fair value of the options granted to directors, on the date of approval by the  general meeting of the Company’s shareholders, was $1.20 million.

Furthermore, On May 4, 2014, subsequent to the approval of the Company’s Board of Directors on March 19, 2014, the Company allocated an aggregate of 150,000 options under the Company’s stock options plan to a new employee. The fair value of the options grant on the date of grant was $0.1 million.

Each option is exercisable into one ordinary share at an exercise price of $1.48 per share. The options will vest as follows: for employees and consultants of the Company who had provided services exceeding one year to the Company as of the grant date, the options will vest in 16 equal quarterly installments over a four-year period. For employees and consultants of the Company who had not provided services to the Company exceeding one year as of the grant date, the options will vest as follows: 1/4 of the options will vest one year following the grant date and the rest over the following three years in 12 equal quarterly installments.

The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ordinary share: $1.43, expected volatility: 51.6%, risk-free interest rate: 2.25% and expected useful life to exercise: 7 years.

The options will be exercisable, either in full or in part, from the vesting date until the end of 7 years from the date of grant.

REDHILL BIOPHARMA LTD.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)
(Unaudited)

NOTE 7 - FINANCIAL INSTRUMENTS:

a.	Fair value hierarchy

The following table presents Company assets and liabilities measured at fair value:

	Level 1	Level 2	Level 3	Total
	U.S. dollars in thousands
June 30, 2014:
Liabilities -
derivative financial instruments	-	2,830	29	2,859
December 31, 2013:
Assets -
financial assets at fair value through profit or loss	243	-	-	243

b.	Fair value measurements using significant unobservable input (Level 3)

The following table presents the change in instruments measured at level 3 for the period ended June 30, 2014:

Derivative financial instruments
U.S. dollars in thousands
Proceeds received during the reported period	279
Amounts recognized in profit and loss	(250)
Balance at June 30, 2014	29

The fair value of the above-mentioned derivative financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period.

c.	The carrying amount of cash and cash equivalents, current and non-current bank deposits, receivables and account payables and accrued expenses approximate their fair values.